Exhibit 10.14

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) made and entered into as of October 30, 2015 (the “Effective Date”), by and between BRIAN MARIOTTI, an individual residing at                                                       (“Executive”), and FUNKO, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS Executive and the Company have entered into an Employment Agreement dated May ____, 2013 pursuant to which Executive was to be employed by the Company as its Chief Executive Officer;

WHEREAS, Executive and the Company now desire to amend the terms of their original agreement;

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the adequacy and receipt of which is hereby acknowledged, the Company and the Executive hereby agreed as follows:

1.	NATURE OF EMPLOYMENT RELATIONSHIP.

The Company hereby employs Executive as the Company’s Chief Executive Officer, and Executive hereby accepts such employment, on the terms and subject to the conditions set forth in this Agreement. Executive’s employment with the Company shall be at-will, terminable by either Executive or the Company with or without cause and with or without advance notice, subject to the payment provisions set forth in Sections 6 through 11 herein.

2.	SERVICES TO BE RENDERED.

2.1	Services to the Company. The Executive shall serve the Company faithfully, diligently and to the best of his ability. The Executive shall devote all of his business time, energies and skill to his duties hereunder and to the business and affairs of the Company; provided that the Executive may devote reasonable time to community and civic activities.

2.2	Duties. The principal duties of the Executive shall be to serve as Chief Executive Officer of the Company and, in such capacity, to render such managerial, administrative and other services as normally are associated with, and incident to, such a position, and to render such other services as are consistent with his position and office as the Chief Executive Officer of the Company may from time to time require. The Executive shall report directly to the Manager of the Company (the “Manager”).

3.	COMPENSATION.

In consideration of the performance by the Executive of his duties and obligations hereunder, the Company shall pay to the Executive, and the Executive agrees to accept, as full compensation, the compensation set forth in this Agreement.

3.1	Salary. The Company agrees to pay the Executive during his employment hereunder a salary at the rate of $600,000 per annum (the “Base Compensation”). The Base Compensation shall be payable in accordance with the Company’s customary payroll practices. During the Executive’s employment hereunder, the Base Compensation shall be reviewed on an annual basis by the Manager.

3.2	Bonus. In addition to the Base Compensation, the Executive shall be eligible to receive an annual bonus payment (the “Bonus Payment”) with respect to each fiscal year during the Executive’s employment hereunder, commencing with fiscal year 2016. The Bonus Payment for fiscal year 2016 shall be as set forth on Exhibit A, and thereafter, shall be set by the Board for each fiscal year thereafter. Any Bonus Payment shall be paid as soon as practicable following delivery of the Company’s audited financial statements for the applicable fiscal year, but in no event later than December 31 of the calendar year following the applicable fiscal year. Except as otherwise set forth in this Agreement, Executive must be employed on the last day of the fiscal year to be eligible to receive a Bonus Payment.

4.	BENEFITS.

4.1	Benefit Plans. During his employment hereunder, the Executive shall be entitled to participate in, or receive, benefits and other perquisites on a basis at least equivalent to that enjoyed generally by other employees of the Company.

4.2	Paid Time Off. During his employment hereunder, the Executive shall be entitled to vacation of 15 business days during each calendar year, adjusted pro rata for any partial calendar year during his employment hereunder. Such vacation may be taken at such times as is reasonably consistent with proper performance by the Executive of his duties and responsibilities hereunder as determined by the Manager in its reasonable judgment. The Executive shall also be entitled to all paid holidays given by the Company to employees generally.

5.	EXPENSES.

The Company shall reimburse the Executive for reasonable out-of-pocket expenses properly incurred by him on behalf of and directly for the benefit of the Company in the performance of his duties hereunder and in accordance with policies of the Company set by the Manager; provided that proper written vouchers are submitted to the Company by the Executive evidencing such expenses and the purposes for which the same were incurred.

6.	PAYMENTS ON DEATH OR DISABILITY.

6.1	Death. In the event of the death of the Executive while employed hereunder, the Executive’s employment shall terminate on the date of the Executive’s death and the designated beneficiaries, or if no such beneficiaries shall have been designated by the Executive, the personal representative, of the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and benefits described in Section 4 (“Benefits”) through the date of the Executive’s death; (b) the Bonus Payment for the fiscal year in which the Executive’s death occurs (assuming achievement of any applicable Performance Objectives), multiplied by a fraction, the numerator of which is the number of days from the first day of such fiscal year until the date of the Executive’s death and the denominator of which is 365, paid on or within thirty (30) days of Executive’s death; and (c) reimbursement for all unreimbursed expenses incurred through the date of the Executive’s death that are reimbursable pursuant to Section 5 hereof. The Executive’s designated beneficiaries or personal representatives shall accept the payments provided for in this Section 6.1 in full discharge and release of the Company of and from any other obligations under this Agreement.

6.2	Disability. If, during the Executive’s employment hereunder, the Executive shall be unable to perform substantially his work duties by reason of a physical or mental disability or infirmity for a period of three (3) consecutive months or a period of six (6) months during any twelve (12) month period, or at such earlier time as the Executive submits satisfactory medical evidence that he has a physical or mental disability or infirmity which will prevent him from returning to the performance of his work duties for six (6) months or longer; the Company may terminate the Executive’s employment hereunder by sending written notice of such termination to the Executive (at any time after the expiration date of such three (3) or six (6) month period or the submission of such satisfactory medical evidence). In the event of termination under this Section 6.2, the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of termination, provided, however, that Executive’s Base Compensation may be offset by the amount of any disability pay to which he is entitled; (b) the Bonus Payment for the fiscal year in which the termination occurs (assuming achievement of any applicable Performance Objectives), multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365, paid on or within thirty (30) days of Executive’s termination due to disability; and (c) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 5 hereof. The Executive shall accept the payments provided for in this Section 6.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

7.	TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE.

7.1	Right to Terminate for Cause. The Company shall have the right to terminate the employment of the Executive for “Cause” upon any one of the following events:

(a)	The Executive’s commission of any act or omission that involves theft, fraud, embezzlement, or a felony;

(b)	The Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to, a crime involving moral turpitude or other crime which the Manager reasonably determines (i) may bring the Company into public disrepute or disgrace, or (ii) may cause material injury to the customer relations, operations or the business prospects of the Company;

(c)	The Executive’s material abuse of alcohol or material use of controlled drugs (other than in accordance with a physician’s prescription) which is reasonably determined by the Manager to have an adverse effect on the Company or reputation of the Company;

(d)	The Executive’s commission of any act or omission that constitutes financial or other material dishonesty against the Company or creates a conflict of interest with the Company;

(e)	A willful and intentional act by Executive that is, in the reasonable determination of the Company, materially injurious to the Company or any affiliate of the Company, financially or otherwise,

(f)	The Executive’s breach of fiduciary duty to the Company;

(g)	The Executive’s material breach of a written agreement between the Executive and the Company or any of its affiliates;

(h)	The Executive’s repeated dereliction of duty to the Company; or

(i)	The Executive’s refusal or failure to follow the lawful directives of the Manager or such other person as shall from time to time be designated by the Manager.

7.2	Notice of Termination. In the event the Company elects to terminate the employment of the Executive for Cause as set forth above in Section 7.1, the Company shall give the Executive written notice of such termination which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In the event that the basis for termination invoked is Section 7.1(g), 7.1(h) or 7.1(i), the Company shall provide a reasonable period of not less than ten (10) days for the Executive to cure the noticed basis for termination, which period shall be established by the Manager; provided, however, that such cure period shall be provided only if the noticed basis for the termination for Cause is capable of being cured as determined by the Manager in its reasonable discretion. If the Executive timely cures the noticed basis for termination, there shall be no termination. Notwithstanding anything to the contrary contained in this Agreement, the Executive shall have the right to cure as described above a maximum of two (2) times, after which the Executive shall have no further cure rights.

7.3	Payments Following Termination for Cause. If the Company so terminates the employment of the Executive for Cause, the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of such termination, and (b) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 5 hereof. The Executive shall accept the payments provided for in this Section 7.3 in full discharge and release of the Company of and from any other obligations under this Agreement.

8.	TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE.

8.1	Right to Terminate without Cause. Notwithstanding anything in this Agreement to the contrary, the Company may terminate the Executive’s employment hereunder at any time without Cause.

8.2	Payments Following Termination without Cause. If, at any time, the Company terminates the Executive’s employment hereunder without Cause, including by providing a written notice of termination under Section 3 above, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of termination; (b) payment of COBRA premiums, if Executive timely elects and maintains COBRA coverage, to the same extent premiums for the same coverage would be paid by the Company had Executive remained employed, for a period of twelve (12) months after the date of termination; (c) the Bonus Payment for the fiscal year in which the termination occurs (assuming achievement of any applicable Performance Objectives), multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365, paid in a lump sum within sixty (60) days of Executive’s termination of employment; (d) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 5 hereof; and (e) severance pay from the date of termination for a period of twelve (12) months (the “Severance Period”), in an amount equal to the Base Compensation at the rate in effect immediately prior to the date of termination, which severance pay shall commence on the first payroll period following the sixtieth day following Executive’s termination of employment and which shall be payable during the Severance Period in accordance with the Company’s customary payroll practices. Payment of the amounts set forth in parts (b), (c) and (e) above are contingent on Executive’s execution of a form of release of claims provided by the Company on or within forty-five days of Executive’s termination of employment and the expiration of any revocation periods applicable to the release having expired on or within sixty (60) days following Executive’s termination of employment. The Executive shall accept the payments provided for in this Section 8.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

9.	TERMINATION OF EMPLOYMENT BY EXECUTIVE FOR GOOD REASON.

9.1	Right to Terminate for Good Reason. The Executive may terminate his employment hereunder at any time with “Good Reason” (as hereinafter defined); provided, however, that he shall first give the Company written notice of his intention to terminate pursuant to this Section 9.1 within ninety (90) days after the event triggering “Good Reason” which states the reasons therefore and the Company shall have fifteen (15) days after receiving such written notice to remedy the situation, if possible. For purposes hereof, “Good Reason” shall mean the occurrence or existence of any of the following with respect to the Executive: (a) the Executive’s duties or responsibilities are materially diminished or the Executive is assigned duties that are demeaning or are otherwise materially inconsistent with the duties then currently performed by the Executive, provided, however, that “Good Reason” shall not be deemed to exist if the Executive is reassigned to a position of like stature with an equivalent scope and responsibilities (whether or not such position involves a change of title); or (b) the Executive’s Base Compensation is materially reduced from the annual rate then currently in effect or (c) without a corresponding relative reduction in all employees’ benefits at the Company, the Executive’s Benefits are reduced materially in the aggregate from those then currently in effect.

9.2

Payments Following Termination for Good Reason. If the Executive terminates his employment for Good Reason pursuant to Section 9.1, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of termination; (b) payment of COBRA premiums, if Executive timely elects and maintains COBRA coverage, to the same extent premiums for the same coverage would be paid by the Company had Executive remained employed, for a period of twelve (12) months after the date of termination; (c) the Bonus Payment for the fiscal year in which the termination occurs (assuming achievement of any applicable Performance Objectives), multiplied by a fraction the numerator of which is the number of days from the first day of such fiscal year until the date of termination and the denominator of which is 365, paid in a lump sum within sixty (60) days of Executive’s termination of employment; (d) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 5 hereof; and (e) severance pay during the Severance Period, in an amount equal to the Base Compensation at the rate in effect immediately prior to the date of termination (without giving effect to any reduction in Base Compensation constituting a basis for termination for Good Reason), which severance pay shall commence on the first payroll period following the sixtieth day following Executive’s termination of employment and payable during the Severance Period in accordance with the Company’s customary payroll practices. Payment of the amounts set forth in parts (b), (c) and (e) above are contingent on Executive’s execution of a form of release of claims provided by the Company on or within forty-five days of Executive’s termination of employment and the expiration of any revocation periods applicable to the release having expired on or within sixty (60) days following Executive’s termination of employment. The Executive shall accept the payments provided for in this Section 9.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

10.	TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON.

10.1	Right to Terminate without Good Reason. Notwithstanding anything in this Agreement to the contrary, the Executive may terminate his employment hereunder at any time without Good Reason upon written notice to the Company.

10.2	Payments Following Termination by the Executive without Good Reason. If the Executive terminates his employment without Good Reason, then the Executive shall be entitled to receive: (a) any accrued and unpaid Base Compensation and Benefits through the date of termination, and (b) reimbursement for all unreimbursed expenses incurred through the date of termination that are reimbursable pursuant to Section 5 hereof. The Executive shall accept the payments provided for in this Section 10.2 in full discharge and release of the Company of and from any other obligations under this Agreement.

11.	PUT RIGHT; CALL RIGHT.

11.1	Executive’s Rights. Subject to Section 11.2, in the event the Executive’s employment is terminated by the Company without Cause (pursuant to Section 8) or by the Executive for Good Reason (pursuant to Section 9), then the Executive shall have the right to sell to the Company (which obligation may be assigned to Funko Acquisition Holdings, L.L.C. (“Holdings”)), and the Company shall have the obligation to purchase 50% of the Class A Units of Holdings (“Class A Units”) that were issued to the Executive pursuant to the terms of that certain Securities Purchase Agreement, dated as of October 9, 2015, between Holdings, the Executive and the other parties thereto (the “Purchase Agreement”) at the lower of (i) $1,000 per Class A Unit or (ii) a price per Class A Unit equal to fair market value (as determined pursuant to Section 11.3 below) (the “Fair Value”) of each such Class A Unit (the “Put Right”). The Executive must exercise the Put Right within ninety (90) days of the date of termination of Executive’s employment. The closing of the repurchase pursuant to the exercise of such Put Right shall take place not later than ten (10) days following the date on which the Fair Value of Class A Units has been determined.

11.2	Company’s Rights.

(a)	In the event the Executive’s employment is terminated by the Company without Cause (pursuant to Section 8) or by the Executive for Good Reason (pursuant to Section 9), then Company (which right may be assigned to Holdings) shall have the right to purchase from the Executive, and the Executive shall have the obligation to sell to the Company, 50% of the Class A Units that were issued pursuant to the terms of the Purchase Agreement at a price per Class A Unit equal to the greater of (i) $1,000 per Class A Unit or (ii) Fair Value (the “Call Right”).

(b)	The Company must exercise the Call Right within ninety (90) days of the date of termination of Executive’s employment. The closing of the sale pursuant to the exercise of such Call Right shall take place not later than ninety (90) days following Company’s notice to the Executive of its exercise of the Call Right; provided, such date may be extended to determine the Fair Value for each Class A Unit.

11.3	Determination of Fair Value. The repurchase price payable by the Company upon exercise of the Put Right or the Call Right shall be equal to the fair market value of the purchased Class A Units as determined in accordance with this Section 11.3.

(a)	In the event that (x) the Company desires to exercise the Call Right or (y) the Executive has informed the Company of its desire to exercise the Put Right, the Company shall provide the Executive with a notice (a “Repurchase Notice”) relating to such exercise no later than ten (10) business days prior to the date on which the repurchase of Class A Units is scheduled to take place. The Repurchase Notice shall, for the avoidance of doubt, include the number of Class A Units to be repurchased and the Fair Value of such Class A Units as determined in accordance with the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of the date hereof, by and among Holdings, the Executive and the other parties thereto (the “LLC Agreement”).

(b)	If the Executive has an objection to the Fair Value as determined by the Board, the Executive shall deliver to the Company a statement setting forth his objection (an “Objection Statement”). If an Objection Statement is not delivered to the Company within fifteen (15) business days after delivery of the Repurchase Notice, the Fair Value as determined by the Board and reflected in the Repurchase Notice shall be final and binding on the Company and the Executive.

(c)

In the event that the Executive delivers an Objection Statement, the Executive and the Company shall negotiate in good faith to resolve such dispute. If the Executive and the Company are unable to agree on the Fair Value within two (2) business days, the Company shall engage an investment bank or valuation firm with relevant experience to determine the Fair Value of the Class A Units at issue reasonably acceptable to the Company and the Executive; provided, however, that if the Executive and the Company are unable to agree on an investment bank or valuation firm within three (3) business days, the Company and the Member shall each engage an investment bank (neither of which shall have had a material business relationship with the Company in the twelve (12) month period prior to the date of such selection) and the two selected investment banks shall select a third investment bank (which shall not have had a material business relationship with the Company, the ACON Investor (as defined in the LLC Agreement) or any of their respective Affiliates in the twelve (12) month period prior to the date of such selection) to serve as the investment bank for purposes of this Section 11.3 (the investment bank selected in accordance with this Section 11.3, the “Valuation Expert”). The Valuation Expert shall determine the Fair Value of the Class A Units at issue based upon the rights, priorities, returns and preferences applicable to such Class A Units. The Fair Value, as determined by the Valuation Expert, shall be final and binding on the Company and the Executive. The Executive and the Company shall use their respective commercially reasonable efforts to cause the Valuation Expert to notify them in writing of its determination of the Fair Value of the Class A Units at issue as soon as practicable.

(d)	If the Fair Value determined by Valuation Expert is equal to or less than 107.5% of the Fair Value determined by the Board and reflected in the Repurchase Notice, then the Executive shall pay all the costs, expenses and fees of the Valuation Expert; it being understood that the Company shall have the right to offset such amounts from the amounts payable to the Executive for the Class A Units being repurchased. If the Fair Value determined by the Valuation Expert is greater than 107.5% of the value determined by the Board and reflected in the Repurchase Notice, then the Company shall pay all costs, expenses and fees of the Valuation Expert.

(e)	The Executive hereby acknowledges that this Section 11.3 in no way modifies Section 6.10 of the LLC Agreement, including with respect to (i) forfeiture of vested Units (as defined in the LLC Agreement) that were issued as Profits Interests (as defined in the LLC Agreement); (ii) the call right set forth in Section 6.10(b) of the LLC Agreement with respect any securities issued to Executive other than the Class A Units, and (iii) the call right set forth in Section 6.10(b) of the LLC Agreement with respect to any vested Units or securities if the Executive is terminated for Cause.

11.4	Repurchase Payments.

(a)	Subject to Section 11.4(b), the Company shall pay to the Executive in cash the full amount of the payment due pursuant to Section 11.1 or Section 11.2, as applicable.

(b)

(i)Notwithstanding Section 11.4(a), the Company may, in it is sole discretion, pay the full amount of the payment due pursuant to Section 11.1 or Section 11.2, as applicable, in the form of a promissory note with a maturity of no more than five years bearing interest at the rate of 4% per annum (the “Note”) if (x) the Company or Holdings, as applicable, is prohibited from making a payment in cash by applicable law or by any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof (the “Financing Documents”) entered into by the Company or Holdings, as applicable, (y) a default has occurred under any Financing Document and is continuing, or (z) the making of a payment in cash would, or in the opinion of the Board of Directors of Holdings (the “Board”) in good faith might, result in an event of default under any Financing Document or create a condition which would, or in the opinion of the Board might, with notice or lapse of time or both, result in such an event of default.

(ii)	The Note shall be in a form satisfactory to the Company’s or Holdings’ lender, as applicable, and the Executive shall execute and deliver any instruments reasonably required by the Company’s or Holdings’ lender, as applicable, including any subordination agreement.

(iii)	The Company shall not be required to make a payment on the Note if the Board determines that:

(A)	Payment on the Note would render Holdings or any subsidiary of Holdings unable to meet its obligations in the ordinary course of business taking into account any pending or proposed transactions, capital expenditures or other budgeted cash outlays by Holdings or any subsidiary of Holdings, including any proposed acquisition of any other entity by Holdings or any subsidiary of Holdings or materially hinder the working capital needs of Holdings or any subsidiary of Holdings; or

(B)	Payment on the Note would constitute a breach of, default, or event of default under, or is otherwise prohibited by, the terms of any loan agreement or other agreement or instrument to which Holdings or any subsidiary of Holdings are a party.

The events described in Section 11.4(b)(ii)(A) and Section 11.4(b)(ii) (B) above each constitute a “Repurchase Disability”. In the event of a Repurchase Disability, the Company or Holdings, as applicable, shall notify the Executive in writing and make the payment as soon as practicable after the Repurchase Disability terminates.

12.	NO CONFLICTING AGREEMENTS.

The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from entering into this Agreement or performing in accordance with the terms and conditions of this Agreement.

13.	CONFIDENTIAL INFORMATION, TRADE SECRETS, AND INVENTIONS

13.1	Promise to Maintain Confidentiality. Executive shall at all times, both during his employment with the Company and thereafter, hold in the strictest and total confidence all Confidential Information obtained by Executive while employed by the Company. Executive will at no time, without prior written authorization by the Company, disclose, assign, transfer, convey, communicate or use for the benefit of any person or entity other than the Company any Confidential Information, nor shall Executive permit any other person or entity to use Confidential Information in competition with the Company.

13.2

Confidential Information. As used herein, the term “Confidential Information” shall mean all trademarks, trademark registrations, service marks (including applications for any of the foregoing), all agreements, whether written or oral, providing for the grant of any right to use a trademark, all service names, trade names, trade dress, logos and other business identifiers and the goodwill associated therewith; all copyrights, copyright registrations, applications for copyright registrations, all agreements, whether written or oral, granting any right under copyrights; all patents and patent information, applications and rights; all agreements, whether written or oral, providing for the grant of any right to make, use, sell, offer for sale or import any invention covered by a patent; all software, source code and object code; all Trade Secrets, knowledge, data, know how, technology, processes, Inventions, information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, technical and other processes, records and specifications, products, equipment, devices, models, prototypes, computer hardware, computer programs, flow charts, program code, software libraries, databases, formulae, compositions, discoveries, techniques, procedures; business information (such as – but not limited to – the Company’s business practices, operational methods, future plans, leases, contracts, business plans, suppliers, contacts and referral sources, pending business transactions, customer information, such as – but not limited to – past, existing or prospective customers’ names, addresses or backgrounds, customer specifications and requirements, needs, prices that particular or various customers are charged or pay for services, proposals or agreements with customers, status of customers’ accounts, or other information about actual or prospective customers; and customer trade secrets, such as – but not limited to – proprietary information of the Company’s customers provided to the Company for the sole and exclusive purpose of permitting the Company to market or provide products or services to such customers or prospective customers; financial information, such as – but not limited to – the Company’s earning, sales, assets, debts, prices, pricing structure, margins, cost systems, volume/quantities of purchases or sales, or other financial data); marketing information (such as – but not limited to – prior, ongoing or proposed marketing programs, presentations or agreements by or on behalf of the Company, pricing information, prior or existing contract terms, marketing tests and/or results of marketing efforts); personnel information (such as – but not limited to – employees’ personal or medical histories, compensation, employee incentive programs or other terms of employment, actual or proposed promotions, hirings, resignations, terminations or reasons therefore, training methods, or other personnel information); and all information of a proprietary nature relating to the business and assets of the Company. Confidential Information shall also include confidential and proprietary information of customers and other third parties received by the Company. Information may be deemed Confidential Information regardless of its source, and all information designated or treated as Confidential Information by the Company shall conclusively be deemed Confidential Information for all purposes.

13.3	Trade Secrets. As used herein, the term “Trade Secret” shall mean information, including but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

13.4	Inventions. As used herein, the term “Invention” shall mean all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright or similar laws, relating in any manner to any of the Company’s present or future products, services, manufacturing or research.

13.5	Return of Confidential Information. Upon the termination of Executive’s employment with the Company or at any other time that the Company may request; Executive shall deliver promptly to the Company all originals and all copies (including photocopies, facsimiles and computer or other means of electronic storage whether now known or hereafter discovered) of all manuals, letters, notes, notebooks, reports, computer programs and flow charts, and similar items, memoranda, lists of clients and suppliers, and all other materials and copies thereof relating in any way to Confidential Information obtained by Executive while employed by the Company or the business of the Company. Upon delivering such information, Executive will not make or retain any copies of the foregoing and will so represent to the Company. Furthermore, upon termination of Executive’s employment with the Company, Executive shall return to the Company all computer hardware and/or software provided by or owned by the Company so that, with respect to the software, Executive be deleted as an authorized user.

14.	WORK MADE FOR HIRE; INVENTIONS.

14.1	Works for Hire. All work which Executive performed for the Company that is fixed in any tangible medium of expression is a “work made for hire” for the sole and exclusive benefit of the Company according to copyright laws (hereinafter “Work”). Executive assigns to the Company the entire right, title and interest in and to any and all Work, including, by way of example and not limitation, all designs, drawings, conceptions and improvements, including any copyrights in all original works of authorship fixed in any tangible medium of expression heretofore or hereafter created for the Company by Executive, or furnished to the Company, whether such works were or are created by Executive solely or jointly with others. For all such original Work, the Executive agrees to provide documentation satisfactory to the Company to assure the originality of all such Work and conveyance of all such right, title and interest, including any patents, trademarks and copyrights in the Work to the Company.

14.2	Duty to Disclose. The Executive shall promptly and fully disclose to the Company and shall hold in trust for the Company’s sole right and benefit any Invention that Executive makes, conceives or reduces to practice, or causes to be made, conceived or reduced to practice during the period when Executive is employed by the Company; provided, however, that this disclosure obligation shall only be applicable to those Inventions that relate in any manner to subject matter pertaining to Executive’s employment, or that relate in any manner or are directly or indirectly connected with the business, services, products, projects or Confidential Information of the Company, or that involve in any manner the use of any time, material or facilities of the Company, or services of any of the Company’s employees during normal working hours.

14.3	Assignment. Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all such Inventions that are subject to the disclosure obligations hereof and hereby agrees, upon the Company’s request, to execute, verify, and deliver to the Company documents including, but not limited to, assignments and applications for Letters of Patent, trademark or copyright registrations or any other form or method of government protection provided by any local, state or federal laws of the United States or any other country or political subdivision thereof, and whether such protection is now known or subsequently derived, and to perform such other acts, including, but not limited to, appearing as a witness in any action brought in connection with this Agreement, that is deemed reasonably necessary or appropriate by the Company to allow it to obtain the sole right, title, interest and benefit of all such Inventions.

14.4	Limitation. The assignment of Inventions herein and Executive’s agreements in connection therewith shall not apply to any Invention for which: (a) no equipment, supplies, facilities or Confidential Information of the Company or services of any of the Company’s employees during normal working hours was used; (b) was developed entirely on Executive’s own time; (c) does not relate to the business of the Company or to the Company’s actual or demonstratively anticipated research or development; and (d) which does not result from any work performed by Executive for the Company.

15.	NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS.

During Executive’s employment with the Company, and for a period of two (2) years thereafter, without first obtaining the written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion, Executive shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (a) solicit or entice, or attempt to solicit or entice, or otherwise divert from the Company (or its successors in interest) any customer of the Company nor to divert from the Company (or its successors in interest) any such customer; or (b) encourage any supplier of the Company (or its successors in interest) to reduce the level of products or services then being supplied or provided by it to the Company (or its successor in interest). As used in this Agreement, “Customer” shall mean any person or entity that the Company, during the period of Executive’s affiliation with it (a) rendered any services or sold anything of value to, or (b) solicited the business of such person or entity, whether or not any services were rendered or anything of value was sold to such person during such period.

16.	NON-SOLICITATION OF PERSONNEL.

Executive expressly agrees and understands that it would cause substantial harm and detriment to the Company if employees of the Company were to be hired by Executive or lured by Executive to a business similar to that of the Company. Specifically, the harm and detriment that would be incurred by the Company includes, but is not limited to, loss of office continuity and return on investment made in training employees, additional training and hiring costs for replacement employees, potential loss of referral sources and clients, and potential loss of trade secrets and Confidential Information. During Executive’s employ with the Company and for a period of two (2) years thereafter, Executive shall not (a) personally participate, directly or indirectly, in or be materially involved in any manner in the solicitation or enticement or any attempt to solicit or entice any employee of or consultant to the Company (or its successors in interest) to leave the employment of or engagement by the Company (or its successors in interest) nor hire any such employee or consultant as an employee, officer, director, consultant or advisor any person who is at the time of such hiring or attempted hiring an employee of the Company, (b) disclose the name of any employee of the Company to any prospective or subsequent employer for the purpose of assisting in such hiring or attempted hiring of an employee of the Company, or (c) otherwise, directly or indirectly, induce or attempt to induce any employee of the Company to leave the employ of the Company.

17.	MISCELLANEOUS.

17.1	Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be given by personal delivery, or by facsimile or similar means, by registered or certified first-class U.S. mail, return receipt requested and postage prepaid, or by express courier or recognized overnight delivery service to the other party hereto at its address or facsimile number set forth below:

If to the Company:

Funko, LLC

c/o Funko Acquisition Holdings, L.L.C.

1202 Shuksan Way

Everett, WA 98203

Attn: Board of Directors

If to the Executive:

Brian Mariotti

Notice shall be deemed given: (a) when delivered personally to the recipient; (b) when received, if sent by facsimile or similar means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile or other means); (c) on the date five (5) days after the date mailed, if sent by registered or certified first-class U.S. mail, return receipt requested and postage prepaid; and (d) when delivered (or upon the date of attempted delivery where delivery is refused), if sent by express courier or recognized overnight delivery service, charges prepaid. Notice of any change in any such address or facsimile number shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

17.2	Agreement; Amendment. This Agreement supersedes any other agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement and signed by the Company and the Executive.

17.3	Waiver Not Consent. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by either party hereto.

17.4	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.5	Assignment; Binding Effect. This Agreement is not assignable without the prior written consent of both parties hereto. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

17.6	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.7	Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the Company and the Executive shall promptly execute any amendment reasonably necessary to implement this Section. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six (6) month period (or upon the Executive’s death, if earlier). For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred. Any right to reimbursement will not be subject to exchange for another benefit and the amount of expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

17.9	Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington applicable to contracts made and performed therein. Venue for all purposes under this Agreement shall be Seattle, Washington.

17.10	Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

FUNKO, LLC

By:	/s/ Kenneth R. Brotman
Name:	Kenneth R. Brotman
Title:	Authorized Representative

/s/ Brian Mariotti
BRIAN MARIOTTI

[SIGNATURE PAGE TO FUNKO EMPLOYMENT AGREEMENT]

Exhibit A

2016 Fiscal Year Bonus

The Bonus for the 2016 fiscal year shall consist of (i) an amount equal to 1% of Incremental EBITDA (as defined below) plus (ii) an amount equal to 2% of Incremental Gross Profit (as defined below).

For purposes of determining the 2016 Fiscal Year Bonus,

“EBITDA” has the meaning specified in that certain Financing Agreement, dated on or about the date of this Agreement, by and among the Company (and certain of its affiliates), Cerberus Business Finance, LLC, PNC Bank, National Association and their affiliates, and the lenders party thereto, as may be amended from time to time.

“Incremental EBITDA” means the amount, if any, by which EBITDA for the applicable fiscal year exceeds EBITDA for the prior fiscal year.

“Incremental Gross Profit” means the amount by which Gross Profit for the applicable fiscal year exceeds Gross Profit for the prior fiscal year.

“Gross Profit” means, for any fiscal year, (x) the Company’s and its subsidiaries’ consolidated revenue for such fiscal year, as determined in accordance with U.S. Generally Acceptable Accounting Principles then in effect (“GAAP”) with respect to the Products (excluding (i) any income or gain and (ii) any losses, in either case that results from the sale of any assets or securities of the Company or any of its subsidiaries outside the ordinary course of business consistent with past practice and which was included in clause (x)), minus (y) cost of goods sold, as determined in accordance with GAAP with respect to the Products; in the case of each of (x) and (y), each as reasonably determined by the Board based on such information (including the Company’s and its subsidiaries’ consolidated financial statements) as the Board deems appropriate.

“Products” means, collectively, all products sold under any of the Company’s brands other than “Pop!”